Exhibit 99.1

                                                       Press Release

Universal Display Contact:

Darice Liu

investor@oled.com

media@oled.com

+1 609-964-5123

Universal Display Corporation Announces Second Quarter 2020 Financial Results

EWING, N.J. – August 6, 2020 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the second quarter ended June 30, 2020.

“While COVID-19 uncertainties will likely continue to weigh on consumer demand in the near-term, we continue to invest and further strengthen our leadership position in the OLED ecosystem and expect to emerge a stronger partner to our customers and the OLED industry,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. “The challenges of this pandemic continued to impact us in the second quarter as customer orders and shipments declined. For the second half of the year, while there is cautious optimism in the industry, we believe significant uncertainties still loom over the consumer and macroeconomic environments. Long-term, we believe that the growth path of OLEDs remains robust.”

Rosenblatt continued, “Broadly speaking, despite the pandemic, OLED activity in the market continues to evolve and progress. We remain encouraged and excited about the level of commercial and development activity in the OLED pipeline. The UDC team continues to do an incredible job of supporting and enabling our customers with the discovery, development and delivery of cutting-edge, energy-efficient, high-performing OLED solutions. We are continuing to invest in, build and expand our robust foundation of best-in-class OLED technologies and are strategically increasing our headcount around the world to meet the growing long-term needs of the company and our customers.”

Financial Highlights for the Second Quarter of 2020

•	Total revenue in the second quarter of 2020 was $58.0 million as compared to $118.2 million in the second quarter of 2019. The decrease in revenue was mainly due to the weakened demand for emitter product from our customers as a result of the COVID-19 pandemic, as well as the impact of the advanced purchases that were fulfilled in the prior quarter in anticipation of potential supply disruptions from the pandemic and inventory management efforts by our customers to minimize the effects of potentially heightened trade tensions between the governments of China and the United States. The ultimate full extent of the impact of the pandemic on our operational performance remains uncertain and will depend on many factors including the timing, extent and duration of the pandemic, the development and availability of effective treatments and vaccines, and the impact on the global economy and demand for OLED consumer products.

•	Revenue from material sales was $31.9 million in the second quarter of 2020 as compared to $76.3 million in the second quarter of 2019.
•	Revenue from royalty and license fees was $22.4 million in the second quarter of 2020 as compared to $38.9 million in the second quarter of 2019.

•

Cost of material sales was $10.3 million in the second quarter of 2020 as compared to $22.0 million in the second quarter of 2019. Included in cost of material sales for the second quarter of 2019 was an inventory reserve charge of $3.9 million.

•	Operating loss was $1.2 million in the second quarter of 2020 as compared to operating income of $48.7 million in the second quarter of 2019.
•	Net income was $815,000 or $0.02 per diluted share in the second quarter of 2020 as compared to $43.4 million or $0.92 per diluted share in the second quarter of 2019.

Revenue Comparison

($ in thousands)	Three Months Ended June 30,
	2020	2019
Material sales	$31,927	$76,328
Royalty and license fees	22,380	38,938
Contract research services	3,661	2,902
Total revenue	$57,968	$118,168

Cost of Materials Comparison

($ thousands)	Three Months Ended June 30,
	2020	2019
Material sales	$31,927	$76,328
Cost of material sales	10,277	21,981
Gross margin on material sales	21,650	54,347
Gross margin as a % of material sales	68%	71%

Financial Highlights for the First Half of 2020

•

Total revenue in the first half of 2020 was $170.2 million as compared to $205.9 million in the first half of 2019. The decrease in revenue was mainly due to the weakened demand for emitter product from our customers as a result of the COVID-19 pandemic. As discussed above, the ultimate full extent of the impact of the pandemic on our operational performance remains uncertain.

•

Revenue from material sales was $98.5 million in the first half of 2020 as compared to $130.8 million in the first half of 2019. Revenue from royalty and license fees was $65.5 million in the first half of 2020 as compared to $69.2 million in the first half of 2019.

•

Cost of material sales was $30.5 million in the first half of 2020 as compared to $35.0 million in the first half of 2019. Included in the cost of material sales was an inventory reserve charge of $611,000 in the first half of 2020 as compared to a charge of $4.2 million in the first half of 2019.

•	Operating income was $43.3 million in the first half of 2020 as compared to $83.0 million in the first half of 2019.
•	Net income was $39.0 million or $0.82 per diluted share in the first half of 2020 as compared to $74.9 million or $1.58 per diluted share in the first half of 2019.

Revenue Comparison

($ in thousands)	Six Months Ended June 30,
	2020	2019
Material sales	$98,502	$130,824
Royalty and license fees	65,458	69,207
Contract research services	6,285	5,902
Total revenue	$170,245	$205,933

Cost of Materials Comparison

($ thousands)	Six Months Ended June 30,
	2020	2019
Material sales	$98,502	$130,824
Cost of material sales	30,488	34,957
Gross margin on material sales	68,014	95,867
Gross margin as a % of material sales	69%	73%

2020 Guidance

As a result of the ongoing uncertainties regarding both the scope and duration of the COVID-19 global pandemic, the Company continues to refrain from providing 2020 revenue guidance, which was withdrawn on May 7, 2020.

Dividend

The Company also announced a third quarter cash dividend of $0.15 per share on the Company’s common stock. The dividend is payable on September 30, 2020 to all shareholders of record on September 16, 2020.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, August 6, 2020 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications.  Founded in 1994, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 5,000 patents issued and pending worldwide.  Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of low power and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance.  In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Headquartered in Ewing, New Jersey, with international offices in China, Hong Kong, Ireland, Japan, South Korea and Taiwan, and wholly-owned subsidiary Adesis, Inc. based in New Castle, Delaware, Universal

Display works and partners with a network of world-class organizations. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation.  All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the impact of the COVID-19 pandemic on the Company and otherwise, the Company’s technologies and potential applications of those technologies, the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the sections entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	June 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$133,566	$131,627
Short-term investments	510,455	514,461
Accounts receivable	68,498	60,452
Inventory	84,523	63,953
Other current assets	33,117	21,946
Total current assets	830,159	792,439
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $64,559 and $57,276	92,003	87,872
ACQUIRED TECHNOLOGY, net of accumulated amortization of $142,758 and $132,468	80,509	90,774
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $5,458 and $4,768	11,382	12,072
GOODWILL	15,535	15,535
INVESTMENTS	5,000	5,000
DEFERRED INCOME TAXES	30,075	30,375
OTHER ASSETS	96 394	86,090
TOTAL ASSETS	$1,161,057	$1,120,157
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,244	$13,296
Accrued expenses	31,083	49,022
Deferred revenue	120,150	97,333
Other current liabilities	1,218	1,857
Total current liabilities	162,695	161,508
DEFERRED REVENUE	51,317	47,529
RETIREMENT PLAN BENEFIT LIABILITY	52,305	51,117
OTHER LIABILITIES	54,970	48,554
Total liabilities	321,287	308,708
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 48,992,532 and 48,852,193 shares issued, and 47,626,884 and 47,486,545 shares outstanding, at June 30, 2020 and December 31, 2019, respectively	490	489
Additional paid-in capital	621,585	620,236
Retained earnings	273,758	249,003
Accumulated other comprehensive loss	(14,781)	(16,997)
Treasury stock, at cost (1,365,648 shares at June 30, 2020 and December 31, 2019)	(41,284)	(41,284)
Total shareholders’ equity	839,770	811,449
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,161,057	$1,120,157

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
REVENUE	$57,968	$118,168	$170,245	$205,933
COST OF SALES	12,643	24,072	35,102	39,886
Gross margin	45,325	94,096	135,143	166,047
OPERATING EXPENSES:
Research and development	21,397	18,833	40,894	34,662
Selling, general and administrative	16,147	15,939	31,550	27,908
Amortization of acquired technology and other intangible assets	5,490	5,490	10,980	10,976
Patent costs	1,858	1,716	3,496	3,486
Royalty and license expense	1,618	3,454	4,902	5,991
Total operating expenses	46,510	45,432	91,822	83,023
OPERATING (LOSS) INCOME	(1,185)	48,664	43,321	83,024
Interest income, net	1,268	2,757	3,415	5,588
Other income, net	170	405	372	687
Interest and other income, net	1,438	3,162	3,787	6,275
INCOME BEFORE INCOME TAXES	253	51,826	47,108	89,299
INCOME TAX BENEFIT (EXPENSE)	562	(8,386)	(8,138)	(14,385)
NET INCOME	$815	$43,440	$38,970	$74,914
NET INCOME PER COMMON SHARE:
BASIC	$0.02	$0.92	$0.82	$1.58
DILUTED	$0.02	$0.92	$0.82	$1.58
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,227,294	46,967,005	47,160,163	46,930,165
DILUTED	47,243,991	46,996,702	47,190,505	46,966,172
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.10	$0.30	$0.20

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$38,970	$74,914
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue and recognition of unbilled receivables	(58,644)	(63,942)
Depreciation	7,283	5,799
Amortization of intangibles	10,980	10,976
Change in excess inventory reserve	611	4,155
Amortization of premium and discount on investments, net	(3,280)	(3,150)
Stock-based compensation to employees	12,918	7,106
Stock-based compensation to Board of Directors and Scientific Advisory Board	708	884
Deferred income tax benefit	(336)	(1,218)
Retirement plan expense	2,828	2,940
Decrease (increase) in assets:
Accounts receivable	(8,046)	(23,823)
Inventory	(21,181)	5,707
Other current assets	(5,967)	(2,816)
Other assets	(5,942)	(5,846)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(20,332)	(2,099)
Other current liabilities	(639)	6,736
Deferred revenue	75,683	68,213
Other liabilities	6,416	(657)
Net cash provided by operating activities	32,030	83,879
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(11,804)	(20,322)
Purchases of intangibles	(25)	(401)
Purchases of investments	(404,232)	(363,595)
Proceeds from sale of investments	412,760	437,800
Net cash (used in) provided by investing activities	(3,301)	53,482
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	590	445
Repurchase of common stock	—	(649)
Payment of withholding taxes related to stock-based compensation to employees	(13,165)	(14,472)
Cash dividends paid	(14,215)	(9,430)
Net cash used in financing activities	(26,790)	(24,106)
INCREASE IN CASH AND CASH EQUIVALENTS	1,939	113,255
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	131,627	211,022
CASH AND CASH EQUIVALENTS, END OF PERIOD	$133,566	$324,277
The following non-cash activities occurred:
Unrealized gain on available-for-sale securities	$1,242	$192
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	390	667